EX-10.23.2 - Second Consulting Agreement dated April 25, 2001 between Eurotech,
             Ltd. and Davis Manafort, Inc.

                                 April 25, 2001

 EUROTECH, Ltd.
 10306 Eaton Place
 Suite 220
 Fairfax, VA 22030
 Attention:    [Don V. Hahnfeldt,]
               [President and Chief Executive Officer]

 Ladies and Gentlemen:

         The purpose of this letter is to confirm the engagement of Davis Manafort, Inc. by EUROTECH, Ltd. (the "Company") as a non-exclusive business and strategic consultant to the Company to assist the Company in evaluating:

         (i) possibilities for improving the Company's capital stature, including, without limitation, through a possible transaction or series or combination of transactions whereby, directly or indirectly, the Company or any of its subsidiaries or.: affiliates: (a) redeems or exchanges any equity or debt securities for new equity or debt securities; (b) reduces or restructures existing indebtedness, through negotiation with existing or potential new creditors or obtaining new credit and settlements, forbearances or waivers of existing indebtedness, or by other means; (c) obtains or raises capital from any bank, financial institution or other financing source; or (d) issues or sells any equity or debt securities to any financial institution, investor or other person; and

         (ii) the Company's strategic alternatives, including, without limitation, a possible transaction or series or combination of transactions whereby, directly or indirectly: (a) control of a material interest in part or all of the securities, one or more material assets or businesses of the Company or any of its affiliates may be sold, transferred, assigned or combined with those of a third party, through a purchase or exchange of capital stock or one or more material assets, a lease of one or more material assets with or without a purchase option, a merger or consolidation, the formation of a joint venture, a minority investment or partnership, the purchase of any right to all or a substantial portion of the revenues or income of the Company or any subsidiary or affiliate, or any similar transaction; or (b) an agreement relating to the sale, marketing or joint development of the Company's products or services is entered into (any such agreement, a "Company Business Agreement").

         For purposes of this Agreement, any of the transactions described in clauses (i) and (ii) above shall be referred to as a "Transaction" and any third party involved as a principal in a Transaction shall be referred to as a "Transaction Party".

EX-10.23.2 - Second Consulting Agreement dated April 25, 2001 between Eurotech,
             Ltd. and Davis Manafort, Inc.


         SECTION 1. SERVICES TO BE RENDERED. Davis Manafort, Inc. will perform such of the following consulting services on the Company's behalf as the Company may reasonably request:

         (a) Davis Manafort, Inc. will familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties and financial condition of the Company and, if appropriate, a Transaction Party, it being understood that Davis Manafort, Inc. shall, in the course of such familiarization, rely entirely upon publicly available information and such other information as may be supplied by the Company or the Transaction Party without assuming any responsibility for independent investigation or verification thereof;

         (b) Davis Manafort, Inc. will advise and assist the Company in considering the desirability of effecting a Transaction; and, if the Company believes such a Transaction to be desirable, in developing a general strategy for accomplishing a Transaction, including advice with respect to the structuring of the terms, conditions and financing of any proposed Transaction;

         (c) Davis Manafort, Inc. will advise and assist the Company in the course of the Company's negotiation of a Transaction, it being understood, however, that nothing herein shall require Davis Manafort, Inc. to participate directly in any negotiation involving a Transaction in which securities are contemplated to be offered or sold;

         (d) to the extent required for the completion of a Transaction, Davis Manafort, Inc. will assist the Company in the preparation of descriptive data concerning the Company, based upon information provided by the Company, the reasonableness, accuracy and completeness of which information Davis Manafort, Inc. will not be required to investigate and about which Davis Manafort, Inc. will express no opinion;

         (e) Davis Manafort, Inc. will advise and assist the Company in identifying potential Transaction Parties, it being understood, however, that nothing herein shall require Davis Manafort, Inc. to contact any potential Transaction Parties directly in connection with a Transaction in which securities are contemplated to be offered or sold; and

         (f) Davis Manafort, Inc. will render such other consulting services as may from time to time be agreed upon by Davis Manafort, Inc. and the Company.

The parties hereby acknowledge that Davis Manafort, Inc. is not registered as a broker or dealer under the Securities Exchange Act of 1934 (the "1934 Act") and is not in a position to effect transactions in securities. Notwithstanding anything otherwise to the contrary in this Agreement, the parties hereby acknowledge and agree that Davis Manafort's services to the Company shall be strictly limited to providing consulting services and that nothing contained herein shall: (a) constitute any commitment or offer whatsoever by Davis Manafort, Inc. to underwrite or place any securities; or (b) require Davis Manafort, Inc. in performing its duties hereunder to engage in any activity that would result in Davis Manafort, Inc. being required to register as a broker or dealer under the 1934 Act.

EX-10.23.2 - Second Consulting Agreement dated April 25, 2001 between Eurotech,
             Ltd. and Davis Manafort, Inc.


         SECTION 2. INFORMATION PROVIDED BY THE COMPANY.

         (a) The Company shall make available, and if appropriate shall request that the Transaction Party make available, to Davis Manafort, Inc. all information concerning the business, operations, properties, prospects and financial condition of the Company or the Transaction Party, as applicable, that Davis Manafort, Inc. requests in connection with the rendering of services hereunder, and shall provide Davis Manafort, Inc. with reasonable access to the Company's or the Transaction Party's officers, directors, employees, independent accountants and other advisors and agents as Davis Manafort, Inc. shall deem appropriate.

         (b) The Company recognizes and confirms that Davis Manafort, Inc. will use and rely upon the information provided by or on behalf of the Company and its advisors and agents or the Transaction Party, as the case may be, and their respective advisors and agents and on publicly available information in performing the services contemplated hereby. It is understood that in performing under this engagement Davis Manafort, Inc. may assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent investigation or verification of, such publicly available information and the information so furnished. It is also understood that Davis Manafort, Inc. is not assuming any responsibility for any independent valuation or appraisal of any of the assets of the Company or the Transaction Party, as the case may be. The Company will promptly notify Davis Manafort, Inc. if the Company learns of any material inaccuracy or misstatement in, or any material omission from, any such information furnished by the Company or the Transaction Party, as the case may be, or any of their agents or advisors, to Davis Manafort, Inc. or of any such publicly available information.

         SECTION 3. FEES. The Company shall pay to Davis Manafort, Inc. for its services hereunder the following fees at the times set forth below:

         (a) A transaction fee ("Transaction Fee") equal to four percent of the Aggregate Consideration (as defined below) paid or payable in connection with a completed Transaction. The Transaction Fee shall be payable upon the consummation of a Transaction; provided, however, that compensation attributable to that part of the Aggregate Consideration that is contingent upon the passage of time or the occurrence of some future event, circumstance or financial performance (e.g., an earn-out or similar provision) shall be paid by the Company to Davis Manafort, Inc. promptly upon the earlier of (x) the date on which the payment of such Aggregate Consideration to the Company, its stockholders or other parties is due or (y) the time that such Aggregate Consideration can be determined, provided, however that Section 3(d) of this Agreement shall govern the timing of fees payable to Davis Manafort, Inc. relating to all Transactions to be effected in stages;

         (b) In the event that the Transaction is consummated in more than one stage, all such stages together shall be deemed a single Transaction,. consummated on the date of closing of the first such stage but with consideration in respect of each stage payable upon the consummation thereof.

EX-10.23.2 - Second Consulting Agreement dated April 25, 2001 between Eurotech,
             Ltd. and Davis Manafort, Inc.


         (c) In addition to the fees provided above and the reimbursement of expenses set forth in Section 4 below (unless Davis Manafort, Inc. is determined not to be entitled to indemnification pursuant to the provisions of Exhibit A hereto), the Company shall pay to Davis Manafort, Inc. the customary hourly fees charged by Davis Manafort, Inc. for each hour that a Davis Manafort, Inc. employee shall be required to testify (or be available on site to testify) in any court, arbitration or administrative proceedings, or in oral depositions relating thereto, arising out of or in connection with Davis Manafort's engagement hereunder; and

         (d) For purposes hereof, the term "Aggregate Consideration" shall mean the total amount of all cash, securities, contractual arrangements (including any put or call agreements) and other properties paid or payable, directly or indirectly in connection with a Transaction (including without limitation amounts paid (i) in excess of the ordinary course pursuant to covenants not to compete, employment contracts, employee benefit plans, management fees or other similar arrangements, and (ii) to holders of any warrants, stock purchase rights, convertible securities or similar rights of the Transaction Party and to holders of any options or stock appreciation rights issued by the Transaction Party, whether or not vested). Aggregate Consideration shall include the amount of any short-term debt and long-term liabilities of the Transaction Party (including the principal amount of any indebtedness for borrowed money and capitalized leases and the full amount of any off-balance sheet financings) (x) repaid or retired in connection with or in anticipation of a Transaction or (y) existing on the Transaction Party's balance sheet at the time of a Transaction (if such Transaction takes the form of a merger, consolidation or a purchase of stock or partnership interests) or assumed in connection with a Transaction (if such Transaction takes the form of a purchase of assets). Aggregate Consideration also shall include the value of any current assets not purchased (if such Transaction takes the form of a purchase of assets). In the event such Transaction takes the form of a recapitalization, restructuring, spin-off, split-off or similar transaction, Aggregate Consideration shall include the fair market value of (i) the equity securities of the Transaction Party retained by the Transaction Party's security holders following such a Transaction and (ii) any securities received by the Transaction Party's security holders in exchange for or in respect of securities of the Transaction Party following such Transaction (all such securities received by such security holders being deemed to have been paid to such security holders in such Transaction). Aggregate Consideration also shall include the net present value of any royalties or other contractual payments to be made under a Company Business Agreement. Aggregate Consideration shall be reduced by the amount of cash or marketable securities existing on the Transaction Party's balance sheet at the time of a Transaction (if such Transaction takes the form of a merger, consolidation or a purchase of stock or partnership interests or a purchase of assets including such cash or marketable securities). The value of securities that are freely tradable in an established public market will be deemed to be the average of the market closing prices for each of the twenty trading days immediately prior to the consummation of a Transaction. The value of securities and other consideration that are not freely tradable or have no established public market, or if the consideration utilized consists of property other than securities, shall be the fair market value thereof as determined in good faith by Davis Manafort, Inc. and the Company.

EX-10.23.2 - Second Consulting Agreement dated April 25, 2001 between Eurotech,
             Ltd. and Davis Manafort, Inc.


         SECTION 4. EXPENSES. Whether or not any Transaction is proposed or consummated and without in. any way reducing or affecting the provisions of Exhibit A hereto, the Company shall reimburse Davis Manafort, Inc. for its out-of-pocket expenses incurred in connection with the provision of services hereunder and the consummation of any Transaction contemplated or attempted hereby, including, without limitation fees, disbursements and other charges of Davis Manafort's counsel. Out-of-pocket expenses also shall include, without limitation, travel and lodging, data processing and communication charges, research and courier services. The Company shall promptly reimburse Davis Manafort, Inc. upon presentation of an invoice or other similar documentation.

         SECTION 5. INDEMNITY. The Company expressly agrees to the provisions of Exhibit A hereto which provide for certain indemnification by the Company of Davis Manafort, Inc. and certain related persons. Such indemnification is an integral part of this agreement and the terms thereof are incorporated by reference herein. Such indemnification shall survive any termination, expiration or completion of Davis Manafort's engagement hereunder. If the Transaction takes the form of a merger or consolidation, the surviving company thereof shall assume the indemnification obligations of the Company set forth herein.

         SECTION 6. TERM. This agreement and Davis Manafort's engagement hereunder may be terminated by either the Company or Davis Manafort, Inc., upon thirty days' prior written notice thereof to the other party; provided, however, that (a) termination of Davis Manafort's engagement hereunder shall not affect the Company's continuing obligation to indemnify Davis Manafort, Inc. and certain related persons as provided in Section 5 hereof and Exhibit A; (b) Davis Manafort, Inc. shall be entitled to (i) the full engagement fee provided for in
Section 3(a), and (ii) the full transaction fees agreed upon or provided for pursuant to Section 3 hereof in the event that at any time prior to the expiration of two years following such termination, a letter of intent or definitive agreement with respect to a Transaction is executed (which such letter of intent or definitive agreement actually results in the consummation of a Transaction at any time); (c) termination of Davis Manafort's engagement hereunder shall not affect the Company's obligation to reimburse the expenses accruing prior to such termination to the extent provided for m Section 4; and
(d) this Section 6 and Section 7 hereof shall survive any termination of this Agreement and termination of Davis Manafort's engagement hereunder.

         SECTION 7. MISCELLANEOUS.

         (a) Except as contemplated by the terms hereof or as required by applicable law, Davis Manafort, Inc. shall keep confidential all information provided to it by the Company, unless publicly available or otherwise available to Davis Manafort, Inc. without restriction or breach of any confidentiality agreement, and shall not disclose such information to any third party, other than in confidence to its employees, agents, representatives and advisors, without the Company's prior approval.

EX-10.23.2 - Second Consulting Agreement dated April 25, 2001 between Eurotech,
             Ltd. and Davis Manafort, Inc.


         (b) Davis Manafort, Inc. has been retained under this agreement as an independent contractor with duties owed solely to the Company. The advice (oral or written) rendered by Davis Manafort, Inc. pursuant to this agreement is intended solely for the benefit and use of the Board of Directors of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Davis Manafort, Inc. be made by the Company, without the prior written consent of Davis Manafort.

         (c) The Company agrees that Davis Manafort, Inc. shall have the right to place advertisements in financial and other newspapers and journals at Davis Manafort's own expense describing its services hereunder; provided, however, that Davis Manafort, Inc. shall submit a copy of any such advertisement to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

         (d) This agreement may not be amended or modified except by a writing executed by each of the parties and this agreement, including all controversies arising from or relating to performance under this agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any contrary result otherwise required under applicable rules concerning conflict or choice of law. The provisions of this agreement, including without limitation the obligation to make the payments set forth in
Section 3 above, shall be binding on the Company and its successors and assigns. Davis Manafort, Inc. may assign its rights and obligations under this agreement to an affiliate of Davis Manafort, Inc. upon the prior written consent of the Company, such consent not to be unreasonably withheld or delayed.

         (e) Any lawsuits with respect to, in connection with or arising out of this agreement shall be brought in a court for the Southern District of New York and the parties hereto consent to the jurisdiction and venue of such court for the Southern District as the sole and exclusive forum, unless such court is unavailable, for the resolution of claims by the parties arising under or relating to this agreement. The parties hereto further agree that proper service of process on a party may be made on any agent designated by such party located in the State of New York.

         (f) To the extent permitted by applicable law, the Company and Davis Manafort, Inc. each hereby waive trial by jury in any lawsuit with respect to, in connection with or arising out of this agreement, or any other claim or dispute relating to the engagement of Davis Manafort, Inc. arising between the parties hereto. The Company and Davis Manafort, Inc. each confirm. that the foregoing waivers are informed and freely made.



                  [Balance of page intentionally remains blank]

                   [The following page is the signature page]

         If the foregoing correctly sets forth the understanding and agreement between Davis Manafort, Inc. and the Company, please so indicate by signing the enclosed copy of this letter, whereupon it shall become a binding agreement between the parties hereto as of the date first above written.


                                         Very truly yours,

                                         /s/
                                         -----------------------------------
                                         Davis Manafort, Inc.



By: Name: Paul J. Manafort Title: President Accepted and Agreed to as of the day first written above:

EUROTECH, Ltd.


By: Name:
    Title:

EX-10.23.2 - Second Consulting Agreement dated April 25, 2001 between Eurotech,
             Ltd. and Davis Manafort, Inc.


         EXHIBIT A This Exhibit A is a part 'of and incorporated into that certain Agreement, dated April 25, 2000, (together with this Exhibit A, this "Agreement") by and among EUROTECH, Ltd. (together with its subsidiaries and affiliates, the "Company") and Davis Manafort, Inc.

         The Company shall indemnify and hold harmless Davis Manafort, Inc. and its affiliates, counsel and other professional advisors, and the respective directors, officers, controlling persons, agents and employees of each of the foregoing (Davis Manafort, Inc. and all of such other persons collectively, the "Indemnified Parties"), from and against any losses, claims or proceedings including stockholder actions, damages, judgments, assessments, investigation costs, settlement costs, fines, penalties, arbitration awards, other liabilities, costs, fees and expenses (collectively, "Losses") (i) related to or arising out of (A) oral or written information provided by the Company, the Company's employees or other agents, which either the Company or Davis Manafort, Inc. provides to any persons, or (B) other action or failure to act by the Company, the Company's employees or other agents or Davis Manafort, Inc. at the Company's request or with the Company's consent, or (ii) otherwise related to or arising out of the engagement of Davis Manafort, Inc. under this Agreement or any transaction or conduct in connection therewith, provided that this clause
(ii) shall not apply if it is finally judicially determined by a court of competent jurisdiction that such Losses arose solely out of the gross negligence or bad faith of such Indemnified Party. If multiple claims are brought against an Indemnified Party in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

         The Company shall further reimburse any Indemnified Party promptly for, or at the Indemnified Party's option advance amounts sufficient to cover, any legal or other fees or expenses as they are incurred (i) in investigating, preparing or pursuing any action or other proceeding (whether formal or informal) or threat thereof, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Party is a party (an "Action") and (ii) in connection with enforcing such Indemnified Party's rights under this Agreement (including, without limitation, its rights under this Exhibit A); provided, however, that in the event it is finally judicially determined by a court of competent jurisdiction that the Losses of such Indemnified Party arose solely out of the gross negligence or bad faith of such Indemnified Party, such Indemnified Party will promptly remit to the Company any amounts reimbursed or advanced under this paragraph.

         The Company shall, if requested by Davis Manafort, Inc., assume the defense of any such Action including the employment of counsel reasonably satisfactory to Davis Manafort, Inc. and will not settle, compromise, consent or otherwise resolve or seek to terminate any pending or threatened Action (whether or not any Indemnified Party is a party thereto) unless it obtains the prior written consent of Davis Manafort, Inc. or an express, unconditional release of each Indemnified Party from all liability relating to such Action and the engagement of Davis Manafort, Inc. under this Agreement. Any Indemnified Party shall be entitled to retain separate counsel of its choice and participate in the defense of any Action in connection with any of the matters to which this Exhibit A relates, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Person shall have been advised by counsel that

EX-10.23.2 - Second Consulting Agreement dated April 25, 2001 between Eurotech,
             Ltd. and Davis Manafort, Inc.

there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible under this Exhibit A for the fees and expenses of more than one firm of separate counsel (in addition to local counsel) in connection with any such Action in the same jurisdiction.

         The Company agrees that if any right of any Indemnified Party set forth in the preceding paragraphs is finally judicially determined to be unavailable (except by reason of the gross negligence or bad faith of such Indemnified Party), or is insufficient to hold such Indemnified Party harmless against such Losses as contemplated herein, then the Company shall contribute to such Losses
(i) in such proportion as is appropriate to reflect the relative benefits received by the Company and its stockholders, on the one hand, and such Indemnified Party, on the other hand, in connection with the transactions contemplated hereby, and (ii) if (and only if) the allocation provided in clause
(i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and such Indemnified Party; provided, however. that in no event shall the amount, if any, to be contributed by all Indemnified Parties exceed the amount of the fees actually received by Davis Manafort, Inc. hereunder. Benefits received (or anticipated to be received) by the Company and its stockholders shall be deemed to be equal to the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable in any proposed or potential transactions within the scope of this Agreement, and benefits received by Davis Manafort, Inc. shall be deemed to be equal to the compensation payable by the Company to Davis Manafort, Inc. in connection with this Agreement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or the Company's employees or other agents) on the one hand or by Davis Manafort, Inc. on the other hand. The parties hereto agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above.

         The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Party pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Party's actions or inactions in connection with any such advice, services or transactions except for Losses of the Company that are finally judicially determined by a court of competent jurisdiction to have arisen solely out of the gross negligence or bad faith of such Indemnified Party in connection with any such advice, actions, inactions or services.

         The rights of the Indemnified Parties hereunder shall be in addition to any other rights that any Indemnified Party may have at common law, by statute or otherwise. Except as otherwise expressly provided for in this Exhibit A, if any term, provision, covenant or restriction contained in this Exhibit A is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this agreement all remain in full force and effect and shall in no way be affected, impaired or invalidated. The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.



                                       A-2